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
                                                     Exhibit 12

                                               PM HOLDINGS CORPORATION


(Dollars in Thousands)


                                           Ratio of Earnings to Fixed Charges
                                            Predecessor Company                    Consolidated Holdings
                                      -----------------------------------------------------------------------------------
                                                    Eight Months  Four Months
                                        Year Ended     Ended        Ended         Year Ended    Year Ended    Year Ended
                                       December 31,  August 31,   December 31,   December 31,  December 31,  December 31,
                                           1992        1993          1993           1994          1995          1996
                                      -----------------------------------------------------------------------------------
Income (loss) from continuing
  operations before income taxes and
  cumulative effect of changes in
  accounting principles                $  28,430    $  24,766    $    8,697    $    4,678     $   (2,746)     $ (13,441)

Fixed Charges                             10,919        4,250        12,143        41,239         45,606         44,763
                                      ...................................................................................
Earnings                               $  39,349    $  29,016    $   20,840    $   45,917     $   42,860      $  31,322
                                      -----------------------------------------------------------------------------------

Ratio of earnings to fixed charges          3.60         6.83          1.72          1.11            .94            .70
                                      -----------------------------------------------------------------------------------

For the year ended December 31, 1996 earnings are insufficient to cover fixed charges by $13,441.



For purposes of computing these ratios and amounts, earnings consisted of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense on debt, amortization of financing costs and the portion (approximately one-third) of rental expense that management believes is representative of the interest component of rental expense.


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